EXHIBIT 5.1
January 21, 2009
Diamond Hill Investment Group, Inc.
325 John H. McConnell Blvd., Suite 200
Columbus, Ohio 43215
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 21, 2009 (the “Registration Statement”), under the Securities Act of 1933, as amended, in connection with the issuance of 100,000 additional shares (the “Shares”) of common stock, no par value, upon exercise of options granted under the 2005 Employee and Director Equity Incentive Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the proposed sale and issuance of the Shares pursuant to the Plan.
     It is our opinion that, when issued and sold in the manner referred to in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.
     This opinion constitutes our professional opinion as to certain legal consequences of, and the applicability of certain laws to, the matters specifically referred to herein. It is not, however, a guaranty and should not be construed as such. The law covered by the opinions expressed herein is limited to the law of the State of Ohio, as of the date of this letter. This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in, or new developments that might affect, any matters or opinions set forth herein.

Very truly yours, SCHOTTENSTEIN, ZOX & DUNN CO., LPA
/s/ Schottenstein, Zox & Dunn Co., LPA